EXHIBIT 99.1

Flushing Financial Corporation to Meet With American Capital Partners

UNIONDALE, N.Y., April 08, 2016 (GLOBE NEWSWIRE) -- Flushing Financial Corporation (the “Company”) (Nasdaq:FFIC), the parent holding company for Flushing Bank (the “Bank”), today announced that John R. Buran, the Company’s President and Chief Executive Officer, Susan K. Cullen, the Company’s Senior Executive Vice President and Chief Financial Officer and Francis W. Korzekwinski, the Company’s Senior Executive Vice President and Chief of Real Estate Lending, will be meeting with American Capital Partners on Tuesday, April 12, 2016.

WHO	Flushing Financial Corporation, with $5.7 billion in consolidated assets, is the holding company for Flushing Bank, a New York State-chartered commercial bank insured by the Federal Deposit Insurance Corporation. The Bank serves consumers, businesses, and public entities by offering a full complement of deposit, loan, and cash management services through its 19 banking offices located in Queens, Brooklyn, Manhattan, and Nassau County. The Bank also operates an online banking division, iGObanking.com®, which offers competitively priced deposit products to consumers nationwide.
WHAT	Meeting with American Capital Partners.
WHERE/WHEN	Meeting in Hauppauge, New York on Tuesday, April 12, 2016.
PRESENTATION	The presentation will focus on the Company’s performance and its strategic operating objectives. The presentation will be available on the Company’s website, www.flushingbank.com, on April 12, 2016.
RECENT NEWS	- February 23, 2016 - Flushing Financial Corporation Increases Its Quarterly Dividend 6% to $0.17 Per Share.
- February 1, 2016 - Flushing Financial Corporation’s David W. Fry, Chief Financial Officer, to Retire;  Susan K. Cullen Named as Successor.
- January 26, 2016 - Flushing Financial Corporation Reports Record GAAP Net Income of $1.59 per Diluted Common Share and Record Loan Growth due to Record Loan Originations and Purchases for 2015.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this Press Release relating to plans, strategies, economic performance and trends, projections of results of specific activities or investments and other statements that are not descriptions of historical facts may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking information is inherently subject to risks and uncertainties, and actual results could differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, risk factors discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015 and in other documents filed by the Company with the Securities and Exchange Commission from time to time. Forward-looking statements may be identified by terms such as “may”, “will”, “should”, “could”, “expects”, “plans”, “intends”, “anticipates”, “believes”, “estimates”, “predicts”, “forecasts”, “potential” or “continue” or similar terms or the negative of these terms. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. The Company has no obligation to update these forward-looking statements.

Additional information on Flushing Financial Corporation may be obtained by visiting the Company’s web site at http://www.flushingbank.com.

CONTACT:
Susan K. Cullen
Senior Executive Vice President and Chief Financial Officer
Flushing Financial Corporation
(718) 961-5400